EXHIBIT 99.1

[LETTERHEAD OF FRB]

FOR IMMEDIATE RELEASE

March 20, 2003

PEERLESS SYSTEMS REPORTS FOURTH QUARTER AND

FISCAL YEAR 2003 RESULTS

Selected Fourth Quarter Highlights:

•	Increased revenues year-over-year and sequentially
•	Achieved profit for quarter and year versus prior year losses
•	Improved cash and investments balance to $18.0 million
•	Signed two license agreements totaling $6.2 million
•	Focused sales and marketing teams to further penetrate OEMs and channels

El Segundo, Calif., March 20, 2003 – Peerless Systems Corporation (Nasdaq: PRLS), a provider of imaging and networking systems to the digital document markets, today reported financial results for the fourth quarter and fiscal year 2003 ended January 31, 2003.

Fourth Quarter 2003 Results

For the fourth fiscal quarter ended January 31, 2003, the Company reported revenues of $8.3 million, a 3.1 percent increase from $8.0 million for the same quarter of the prior fiscal year, and a sequential increase of 6.6 percent from $7.8 million reported in the previous quarter. The increase in revenues was due primarily to higher levels of licensing fees, which more than offset a small decline in engineering services revenues. During the quarter, the Company signed and collected a renewal of a $2.25 million annual license agreement. Additionally, Peerless signed a new $3.5 million license agreement, with $700,000 recognized in the fourth quarter and the remainder to be recognized over the next five quarters.

Engineering services contract backlog increased to $0.8 million at January 31, 2003, compared with $0.6 million at October 31, 2002, and $0.5 million at January 31, 2002. As of January 31, 2003, the Company had $6.7 million in licensing agreements to be recognized over the next five quarters, compared with $6.4 million as of October 31, 2002, and $7.1 million as of January 31, 2002.

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Peerless Systems Corporation

Gross margin for the fourth quarter was 67.1 percent, down from 68.4 percent for the same quarter of the previous fiscal year, and up from 64.0 percent in the third quarter of fiscal year 2003. The change from last year’s fourth quarter was a result of the increase in third party licensing costs, and the change on a sequential basis was a result of this year’s $2.25 million annual license agreement, which has no third party licensing cost. The Company’s fourth quarter research and development expenses increased 10.7 percent to $2.5 million, or 30.5 percent of revenues, from the previous quarter’s expenses of $2.3 million, or 29.4 percent of revenues. The increase was the result of higher development costs associated with the Company’s high-performance color products. Sales and marketing expenses in the fourth fiscal quarter were $1.2 million, or 14.7 percent of revenues, compared with the previous fiscal quarter’s $1.1 million, or 14.7 percent of revenues. General and administrative expenses for the quarter decreased to $1.1 million, or 12.8 percent of revenues, from $1.2 million, or 15.5 percent of revenues, reported for the third quarter of fiscal year 2003.

Net income increased significantly in the fourth quarter of fiscal year 2003 to $528,000, or $0.03 per share, compared with a net loss of $2.5 million, or $0.16 per share, for the same quarter of fiscal 2002. Sequentially, the Company’s net income tripled from a net income of $180,000, or $0.01 per share in the third quarter of fiscal year 2003.

At January 31, 2003, days sales outstanding (DSO) for receivables and unbilled decreased considerably to 23, compared with DSOs of 42 at October 31, 2002. The decrease in DSOs was a result of the collection in the fourth quarter of the annual license agreement, which represented 27.1% of fourth quarter revenues. The Company ended the quarter with total assets of $24.1 million. This included cash and investments of $18.0 million, compared with $14.7 million as of January 31, 2002. Stockholders’ equity totaled $16.2 million.

Additionally, during the fourth quarter, the Company announced that on November 12, 2002, the United States District Court for the Southern District of California dismissed the shareholder class action lawsuit against the Company and two of its former officers. Plaintiffs voluntarily withdrew their suit and no consideration was provided by the Company or its former officers.

Commenting on fourth quarter results, Howard J. Nellor, President and Chief Executive Officer of Peerless Systems Corporation, said, “We are very pleased with our fourth quarter performance. As expected, we posted a profit and achieved a sequential revenue increase. Both gross margin and operating margin were higher than the previous quarter. Additionally, we generated cash of $1.6 million for the quarter and strengthened our cash position to $18 million.”

Mr. Nellor continued, “Our strategy remains focused on the development of a line of high-performance color controllers targeting the office workgroup market. Responses to these products have been highly enthusiastic and we continue to work with OEMs to fine-tune the level of performance and functionality to meet their needs. However, we find that macro-economic conditions continue to delay the OEM decision making process.”

“Although we didn’t achieve the anticipated design win during the fourth quarter, we expect to see our first win in the second quarter of fiscal year 2004. We revamped our sales and marketing organization and strategy to ensure improved performance going forward. We have added several experienced staff and improved our marketing strategy to focus on the needs of the market both at the OEM and channel

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levels. Our sales and marketing teams are primed and ready to launch our new color technology and product into the marketplace and to penetrate new channels and geographical markets.”

Fiscal Year 2003 Results

For the twelve months ended January 31, 2003, revenues were $31.8 million, a 6.7 percent increase from $29.8 million reported for the fiscal year 2002. The increase in revenues was primarily attributable to higher product licensing fees, which offset lower levels of engineering services revenues and sales of application specific integrated circuits.

Gross margin for the fiscal year 2003 improved to 62.0 percent from 55.6 percent for the prior fiscal year. Research and development expenses declined to $9.8 million, or 30.8 percent of revenues, from $13.6 million, or 45.8 percent of revenues, for the fiscal year 2002. The decrease was primarily a result of the Netreon divestiture. Sales and marketing expenses for the year were $4.6 million, or 14.3 percent of revenues, lower than the fiscal year 2002 amount of $6.0 million, or 20.2 percent of revenues as a result of the Netreon divestiture. General and administrative expenses also decreased to $5.1 million, or 16.1 percent of revenues, from $6.9 million, or 23.0 percent of revenues, reported for the fiscal year 2002. Impacting general and administrative expenses for the fiscal year 2003 was a write-off of approximately $700,000 for a reduction in office space at the Company’s headquarters, which was partially offset by a recovery and reduction of legal expenses. Lower legal expenses were the result of the successful resolution of all legal matters during fiscal year 2003.

The Company achieved profitability for the fiscal year 2003 versus a net loss for the prior fiscal year. The net income for the year was $124,000, or $0.01 per share, compared with a net loss of $11.0 million, or $0.73 per share, for the fiscal year 2002. Prior year results included two non-recurring items that offset each other: other income of $2.3 million from the settlement of a lawsuit and a loss on divestiture of the Company’s storage operations in the amount of $2.3 million.

Subsequent to the end of fiscal year 2003, the Company announced on February 20, 2003, that it had sold its remaining interest in Netreon, a privately-held developer of storage area network software. Peerless will record a gain of approximately $950,000, net of expenses associated with this transaction, which will be reflected in the Company’s fiscal year 2004 first quarter results ending April 30, 2003.

Guidance

Peerless’ strong fourth quarter results create a difficult performance comparison for the following first quarter. Based on the Company’s current expectations of the timing of license agreements, fiscal year 2004 first quarter revenues are estimated to decline 35 to 40 percent to the $5.0 to $5.5 million range. Second quarter revenues are expected to be at the same level or slightly down to the first quarter. After the second quarter, the Company expects revenues to rebound as it attains design wins, recognizes engineering services revenues associated with the design wins and required product customization, and achieves initial channel sales. As a result, the Company expects sequential revenue increases in the third and fourth quarters with the target of reaching a sustainable level of profitability by the end of the fiscal year 2004 fourth quarter.

The Company believes that the cash and investments amounts on hand at January 31, 2003, will be sufficient to fund its operations through to a sustainable level of profitability and positive cash flow. The Company expects to end the first quarter ending April 30, 2003, with cash and investments above

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$16 million. For the full fiscal year, the Company does not expect cash and investments to fall below $12 million on a worst case basis. Should the Company succeed in maintaining a low level of receivables, launch its channel product offerings early and not require the anticipated level of new engineering staffing, the Company could end the year with cash and investments above $14 million.

Peerless Systems Conference Call

Company management will hold a conference call to discuss its fourth quarter and fiscal year 2003 results today at 5:00 p.m. Eastern/2:00 p.m. Pacific. Investors are invited to listen to the call live via the Internet at www.peerless.com. Please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. A replay of the webcast will be available for 30 days.

About Peerless Systems Corporation

Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking systems for the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging system. Peerless’ broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Kyocera/Mita, Minolta, Konica, OkiData, Ricoh, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe, IBM Microelectronics, and Novell. For more information, visit the Company’s web site at www.peerless.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This Release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The use of such words including “are expected,” “are estimated,” “believes,” “continue to work,” “could end the year,” “expects,” “expects to end,” “focused on development,” “if the Company succeeds,” “ready to launch,” “ensure improved performance going forward,” and “will be sufficient,” in connection with or related to any discussion of or reference to future operations, opportunities or financial performance sets apart forward-looking statements. In particular, statements regarding the Company’s outlook for future business, financial performance and growth, profitability, product availability and potential applications and successes and the impact on future performance of organizational and operational changes all constitute forward-looking statements.

These forward-looking statements are just predictions and best estimations consistent with the information available to the Company at this time. Thus they involve known and unknown risks and uncertainties such that actual results could differ materially from those projected in the forward-looking statements made in this release. Risks and uncertainties include those set forth in Peerless’ public filings with the Securities and Exchange Commission, including but not limited to the Company’s most recent Annual Report on Form 10-K dated January 31, 2002, in the Section called Risks and Uncertainties at pages 28 through 38, inclusive, filed on May 1, 2002, and the Company’s most recent Quarterly Report on Form 10-Q dated October 31, 2002, in the Section called Risks and Uncertainties at pages 17 through 27, inclusive, filed on December 16, 2002.

Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.

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Peerless Systems Corporation

PEERLESS SYSTEMS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended January 31,
	2003		2002
Revenues:
Product licensing	$6,739	81.3%	$5,923	73.7%
Engineering services and maintenance	833	10.0%	1,360	16.9%
Other	718	8.7%	755	9.4%

Total revenues	8,290	100.0%	8,038	100.0%

Cost of revenues:
Product licensing	1,686	20.3%	1,101	13.7%
Engineering services and maintenance	686	8.3%	991	12.3%
Other	359	4.3%	445	5.6%

Total cost of revenues	2,731	32.9%	2,537	31.6%

Gross margin	5,559	67.1%	5,501	68.4%

Operating expenses:
Research and development	2,530	30.5%	3,329	41.4%
Sales and marketing	1,218	14.7%	1,592	19.8%
General and administrative	1,063	12.8%	702	8.7%

Total operating expenses	4,811	58.0%	5,623	69.9%

Income (loss) from operations	748	9.1%	(122)	-1.5%

Interest income, net	61	0.7%	120	1.5%
Loss on divestiture of storage operations	—	0.0%	(2,303)	-28.7%

Total other income	61	0.7%	(2,183)	-27.2%

Income (loss) before income taxes	809	9.8%	(2,305)	-28.7%
Provision for income taxes	281	3.4%	188	2.3%

Net income (loss)	$528	6.4%	$(2,493)	-31.0%

Income (loss) per share—basic	$0.03		$(0.16)

Income (loss) per share—diluted	$0.03		$(0.16)

Weighted average common shares outstanding—basic	15,301		15,220

Weighted average common shares outstanding—diluted	15,721		15,220

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Peerless Systems Corporation

PEERLESS SYSTEMS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended January 31,
	2003		2002
Revenues:
Product licensing	$24,856	78.3%	$21,606	72.6%
Engineering services and maintenance	5,047	15.9%	6,132	20.6%
Other	1,854	5.8%	2,029	6.8%

Total revenues	31,757	100.0%	29,767	100.0%

Cost of revenues:
Product licensing	8,251	26.0%	6,309	21.2%
Engineering services and maintenance	2,850	9.0%	5,708	19.2%
Other	971	3.0%	1,206	4.0%

Total cost of revenues	12,072	38.0%	13,223	44.4%

Gross margin	19,685	62.0%	16,544	55.6%

Operating expenses:
Research and development	9,766	30.8%	13,634	45.8%
Sales and marketing	4,552	14.3%	6,001	20.2%
General and administrative	5,127	16.1%	6,857	23.0%

Total operating expenses	19,445	61.2%	26,492	89.0%

Income (loss) from operations	240	0.8%	(9,948)	-33.4%

Interest income, net	374	1.1%	743	2.5%
Other income	—	0.0%	2,320	7.8%
Loss on divestiture of storage operations	—	0.0%	(2,303)	-7.8%

Total other income	374	1.1%	760	2.5%

Income (loss) before income taxes	614	1.9%	(9,188)	-30.9%
Provision for income taxes	490	1.5%	1,809	6.1%

Net income (loss)	$124	0.4%	$(10,997)	-36.9%

Income (loss) per share—basic	$0.01		$(0.73)

Income (loss) per share—diluted	$0.01		$(0.73)

Weighted average common shares outstanding—basic	15,282		15,062

Weighted average common shares outstanding—diluted	15,722		15,062

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Peerless Systems Corporation

PEERLESS SYSTEMS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	January 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$14,355	$11,030
Restricted cash	20	—
Short-term investments	1,729	508
Trade accounts receivable, net	2,015	5,158
Unbilled receivables	88	160
Prepaid expenses and other current assets	797	537

Total current assets	19,004	17,393
Investments	1,945	3,116
Property and equipment, net	2,205	4,038
Other assets	953	387

Total assets	$24,107	$24,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$688	$742
Accrued wages	1,091	1,033
Accrued compensated absences	657	675
Other current liabilities	2,995	2,482
Deferred revenue	1,081	1,827

Total current liabilities	6,512	6,759
Other tax liabilities	980	2,060
Deferred rent	404	121

Total liabilities	7,896	8,940

Stockholders’ equity:
Common stock	15	15
Additional paid-in capital	48,882	48,789
Accumulated deficit	(32,573)	(32,697)
Treasury stock	(113)	(113)

Total stockholders’ equity	16,211	15,994

Total liabilities and stockholders’ equity	$24,107	$24,934

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